Exhibit 99.1

MAXIMUS REPORTS FOURTH QUARTER REVENUE OF
$153.2 MILLION AND DILUTED EPS OF $0.44
- Fiscal Year Revenue Reaches $558.3 million; Diluted EPS of $1.66 -

(RESTON, Va. – November 21, 2003) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today reported results for its fiscal 2003 fourth quarter and year ended September 30, 2003.

Key Financial Highlights

•                  Record backlog totaling $1.06 billion at September 30, 2003 and contract wins for fiscal 2003 of $992 million,

•                  Revenue for the three-month and twelve-month periods ended September 30, 2003 of $153.2 million and $558.3 million, respectively,

•                  Diluted EPS of $0.44 for the fourth quarter and $1.66 for the full fiscal year,

•                  Improved Days Sales Outstanding,

•                  Cash from operations of $21.0 million for the fourth quarter and $55.0 million for the fiscal year, and

•                  Cash, cash equivalents, and marketable securities of $117.5 million as of September 30, 2003.

Revenue for the fourth quarter increased 14.2% to $153.2 million compared to $134.1 million for the same period last year and improved 8.1% sequentially from the third fiscal quarter. Fourth quarter revenue included approximately $13.4 million in product resale revenue.  Year-over-year organic growth for the fourth quarter was 9.2%. Fiscal 2003 revenue totaled $558.3 million, a 7.6% increase over fiscal 2002 revenue of $518.7 million.

Net income for the fourth quarter of fiscal 2003 totaled $9.4 million or $0.44 per diluted share, compared to net income of $10.9 million, or $0.50 per diluted share, for the comparable quarter last year and $9.0 million, or $0.43 per diluted share, in the third quarter of fiscal 2003.  MAXIMUS reported net income of $35.3 million for fiscal 2003, compared to $40.3 million recorded for fiscal 2002.  The anticipated year-over-year decline in net income and operating margin is due primarily to the impact of reduced government spending in certain lines of business including the Human Services Segment and in Consulting’s Management Services practice.

“The Company posted solid performance this quarter and better than our stated expectations for the period,” commented Dr. David V. Mastran, Chief Executive Officer.  “With improved results on a sequential basis from the 2003 third quarter, we are confident in our ability to generate top- and bottom-line gains in fiscal 2004 for the overall business.”

Consulting Segment

Consulting revenue was $35.2 million in the fourth quarter and $139.4 million for the full fiscal year.   The revenue improvement in fiscal 2003 compared to fiscal 2002 was driven primarily by the Financial Services practice.  The sequential decline in revenue is a result of approximately $3.0 million in product resale revenue related to a SchoolMAX™ contract recognized in the third quarter which did not repeat in the fourth quarter.

Health Services Segment

Health Services revenue in the fourth quarter was $39.5 million and totaled $162.5 million for fiscal 2003.  Compared to fiscal 2002 revenue, revenue in fiscal 2003 remained stable and benefited from a strong base of recurring revenue. Health Services revenue is expected to increase beginning in the fiscal 2004 second quarter, driven by the $418.4 million California Healthy Families contract.

Human Services Segment

Fourth quarter Human Services revenue was $52.2 million, which included approximately $13.4 million in product resale revenue as part of the contract with Orange County, California to provide a Direct Record Electronic voting system.  Revenue for the full fiscal year totaled $165.1 million for fiscal 2003. The improvement in revenue for fiscal 2003 versus fiscal 2002 is predominantly a result of revenue from acquisitions and fourth quarter product resale revenue.

Systems Segment

Systems revenue totaled $26.3 million for the fourth quarter and increased to $91.3 million for the full fiscal year.  The commencement of new work, including a 16-month, $11.2 million ERP software implementation and integration contract with the city of Kansas City, Missouri, contributed to the fourth quarter revenue increase.  The revenue increase for fiscal 2003 when compared with fiscal 2002 is largely driven by growth in Justice Solutions and ERP solutions.

Sales and Backlog

The Company posted record contract wins for fiscal 2003 of $992 million, including the $418.4 million California Healthy Families contract, compared to $465 million last year.  New contracts pending (awarded but unsigned) totaled $95 million at September 30, 2003 compared to $63 million for the comparable period last year.

Sales opportunities at November 17, 2003, totaled $988 million (consisting of $233 million in proposals pending, $171 million in proposals in preparation, and $584 million of RFPs tracking) compared to $899 million reported at November 18, 2002.

As a result of strong sales in fiscal 2003, backlog as of September 30, 2003 is significantly higher than the prior fiscal year and totaled $1.06 billion versus $598.0 million reported at September 30, 2002.

Liquidity:

The Company once again generated solid cash from operations totaling $21.0 million in the fourth quarter and $55.0 million for the fiscal year.  Days Sales Outstanding improved to 86 days (94 days excluding the effect of product resale revenue of $13.4 million recorded in the fourth quarter) at the end of the quarter, compared to 96 in the fiscal 2003 third quarter.

At September 30, 2003, cash, cash equivalents, and marketable securities totaled $117.5 million, after the Company’s repurchase of 45,700 common shares during the quarter under its ongoing share repurchase program.   At the close of the fourth quarter, MAXIMUS had approximately $37.3 million available under the current Board-authorized share repurchase program.

Fiscal 2004 Outlook

For fiscal 2004, the Company currently expects revenue in the range of $600 million to $630 million and diluted earnings per share to be in line with the current consensus estimate of $1.88 per diluted share.

Dr. Mastran concluded, “As a result of significant contract wins in fiscal 2003, our backlog at September 30, 2003 is solid.  This, along with improving macro-economic conditions, positions us well for growth in fiscal 2004.”

The Company will host a conference call on Friday, November 21, 2003 at 10:30a.m. ET which is open to the public and can be accessed by calling:

800.227.9428 (domestic) or 785.832.1508 (international)

For those unable to listen to the live call, a replay will be available for one week following the call through Friday, November 28, 2003.  The replay will be available by calling:  402.220.4235 or 800.753.4652

MAXIMUS is one of America’s leading government services companies devoted to providing consulting, health and human services program management, and information technology services. The Company has approximately 5,200 employees located in more than 230 offices in the United States, Canada, and Australia.  In 1999, 2001, and 2002, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,
	2002	2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,965	$117,372
Restricted cash	—	3,653
Marketable securities	160	140
Accounts receivable – billed	108,074	117,857
Accounts receivable - unbilled	25,102	26,277
Deferred income taxes	—	3,410
Prepaid expenses and other current assets	7,123	7,063
Total current assets	235,424	275,772
Property and equipment, net	25,406	26,217
Software development costs, net	14,116	14,683
Deferred contract costs	—	7,283
Goodwill, net	68,812	81,757
Intangible assets, net	6,540	7,212
Other assets	1,792	2,096
Total assets	$352,090	$415,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,867	$21,578
Accrued compensation and benefits	19,726	23,219
Deferred revenue	12,939	22,356
Income taxes payable	2,325	2,837
Deferred income taxes	1,811	—
Current portion of capital lease obligations	284	809
Other accrued liabilities	1,510	3,653
Total current liabilities	49,462	74,452
Capital lease obligations, less current portion	269	3,821
Deferred income taxes	—	2,745
Other long-term liabilities	230	725
Total liabilities	49,961	81,743
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,509,444 and 21,200,197 shares issued and outstanding at September 30, 2002 and 2003, at stated amount, respectively	150,298	146,219
Accumulated other comprehensive income (loss), net	24	(95)
Retained earnings	151,807	187,153
Total shareholders’ equity	302,129	333,277
Total liabilities and shareholders’ equity	$352,090	$415,020

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2003	2002	2003

Revenue	$134,085	$153,188	$518,698	$558,283
Cost of revenue	90,134	109,879	357,036	391,707
Gross profit	43,951	43,309	161,662	166,576
Selling, general and administrative expenses	26,243	27,322	96,013	107,406
Non-cash equity based compensation	257	213	342	939
Amortization of acquisition-related intangibles	275	325	968	1,189
Income from operations	17,176	15,449	64,339	57,042
Interest and other income, net	839	113	3,100	1,381
Income before income taxes	18,015	15,562	67,439	58,423
Provision for income taxes	7,076	6,147	27,093	23,077
Net income	$10,939	$9,415	$40,346	$35,346

Earnings per share:
Basic	$0.50	$0.45	$1.78	$1.68
Diluted	$0.50	$0.44	$1.73	$1.66
Weighted average shares outstanding:
Basic	21,773	20,947	22,675	20,999
Diluted	22,028	21,523	23,287	21,335

SUPPLEMENTAL SEGMENT INFORMATION

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2003	2002	2003
Revenue:
Consulting	$35,009	$35,217	$137,939	$139,444
Health Services	42,169	39,471	161,152	162,503
Human Services	37,837	52,176	148,720	165,070
Systems	19,070	26,324	70,887	91,266
Total	$134,085	$153,188	$518,698	$558,283
Gross profit:
Consulting	$17,288	$14,765	$64,886	$58,237
Health Services	8,712	9,353	28,793	37,827
Human Services	8,689	7,706	33,182	29,606
Systems	9,262	11,485	34,801	40,906
Total	$43,951	$43,309	$161,662	$166,576
Income from operations:
Consulting	$8,097	$6,109	$30,965	$23,455
Health Services	4,780	4,639	12,930	20,037
Human Services	2,589	956	12,006	3,373
Systems	1,710	3,745	8,438	10,177
Total	$17,176	$15,449	$64,339	$57,042

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Year ended September 30,
	2002	2003

Cash flows from operating activities:
Net income	$40,346	$35,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,653	6,249
Amortization	3,631	4,981
Deferred income taxes	2,661	(2,310)
Non-cash equity based compensation	342	939
Tax benefit from option exercises	1,829	1,756
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	12,792	(8,354)
Accounts receivable - unbilled	(4,666)	(1,176)
Prepaid expenses and other current assets	(489)	(355)
Deferred contract costs	—	(3,051)
Other assets	217	59
Accounts payable	(2,515)	9,965
Accrued compensation and benefits	252	2,631
Deferred revenue	(208)	9,004
Income taxes payable	1,111	512
Other liabilities	(592)	(1,149)
Net cash provided by operating activities	58,364	55,047
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(23,706)	(14,715)
Purchases of property and equipment	(7,850)	(6,825)
Decrease in notes receivable	114	222
Capitalization of software development costs	(5,063)	(4,359)
Decrease (increase) in marketable securities	1,093	(34)
Net cash used in investing activities.	(35,412)	(25,711)
Cash flows from financing activities:
Employee stock transactions	8,998	15,170
Repurchases of common stock	(50,842)	(21,944)
Net payments on borrowings	(251)	(155)
Net cash used in financing activities	(42,095)	(6,929)
Net increase (decrease) in cash and cash equivalents	(19,143)	22,407
Cash and cash equivalents, beginning of period	114,108	94,965
Cash and cash equivalents, end of period	$94,965	$117,372

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